Exhibit 5.1

[Letterhead of O’Melveny & Myers LLP]

January 28, 2014

Dicerna Pharmaceuticals, Inc.

480 Arsenal Street

Building 1, Suite 120

Watertown, MA 02472

Re:	Issuance of Shares of Common Stock under Registration Statement on Form S-1 (File No. 333-193150)

Ladies and Gentlemen:

We have acted as special counsel to Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale of (i) 6,000,000 shares (the “Firm Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”), and (ii) up to 900,000 shares of Common Stock that may be sold and issued by the Company pursuant to the exercise of an overallotment option granted to the Underwriters (as defined below) (the “Optional Shares” and together with the Firm Shares, the “Offered Shares”), pursuant to a registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on December 31, 2013, as amended on January 17, 2014, January 21, 2014 and January 28, 2014 (the “Registration Statement”), and the related prospectus that forms a part of the Registration Statement (the “Prospectus”), and an Underwriting Agreement to be entered into by and among Jefferies LLC and Leerink Partners LLC, as representatives of the several underwriters named therein (the “Underwriters”), and the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Offered Shares.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records, documents and agreements we considered appropriate. As to relevant factual matters, we have relied upon, among other things, factual representations we have received from the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Offered Shares, when issued and sold in accordance with the Registration Statement and the Prospectus and the book-entry of the Offered Shares by the transfer agent for Common Stock in the name of The Depository Trust Company or its nominee, will by validly issued, fully paid and non-assessable.

The law covered by this opinion is limited to the present Delaware General Corporation Law and the present federal law of the United States. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement to be filed by the Company as of the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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